Exhibit 10.16

[INSWEB CORPORATION LETTERHEAD]

August 21, 2002

Mark Guthrie

1779 Santa Maria Way

El Dorado Hills, CA  95762

Re:          Employment Agreement

Dear Mark:

                Pursuant to our recent discussions, this letter sets forth the terms of your continued employment with InsWeb Corporation (the “Company”).

                1.             Position and Duties.  Effective as of July 1, 2002, you will be employed by the Company as its Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”).  You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company.

                2.             Term of Employment.   Your employment with the Company is for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.

                3.             Compensation.   You will be compensated by the Company for your services as follows:

                                (a)           Salary:   Effective as of July 1, 2002, you will be paid a monthly salary of $22,916.66 ($275,000 per year), less applicable withholding, in accordance with the Company’s normal payroll procedures.  Any adjustment to your salary shall be at the sole discretion of the Board.

                                (b)           Bonus:   You will be eligible to participate in any incentive compensation plans adopted by the Company for its executives.

                                (c)           Benefits:   You will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company life, medical, dental or other group insurance plans, as well as under any other Company fringe benefit plans/policies.

                                (d)           Stock Option:  In addition to any prior stock options granted to you by the Company, and subject to the Board’s approval, you will be granted an option to purchase 100,000 shares of the Company’s common stock under the Company’s stock option plan at an exercise price equal to the fair market value of that stock on the option grant date, which will be July 1, 2002 (the “New Option”).  Provided you remain employed by the Company, the New Option will vest over a three year period.  The New Option will be governed by and subject to the terms and conditions of the Company’s standard form of stock option agreement, which you will be required to sign in connection with the issuance of the New Option.

                4.             Voluntary Termination.   In the event that you voluntarily resign from your employment with the Company, or in the event that your employment terminates as a result of your death or disability (meaning that you are unable to perform your duties for any 90 days in any one year period as a result of a physical and/or mental impairment), you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination.  You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with 60 days’ written notice of your resignation.  The Company may, at its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date.

August 21, 2002

5.             Other Termination.   Your employment may be terminated under the circumstances set forth below.

                                (a)           Termination for Cause: If your employment is terminated by the Company for cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination for cause.

                For purposes of this Agreement, a termination “for cause” occurs if you are terminated for any of the following reasons:  (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) intentional improper disclosure of the Company’s confidential or proprietary information; (iii) your failure or inability to perform any assigned duties after written notice from the Board to you of, and a reasonable opportunity to cure, such failure or inability; or (iv) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement.

                                (b)           Termination Without Cause: If your employment is terminated by the Company without cause (and not as a result of your death or disability), and if you sign a general release of known and unknown claims in form satisfactory to the Company, you will receive severance payments at your final base salary rate, less applicable withholding, for a period of twelve months following the date of your termination without cause.  Severance payments will be made in accordance with the Company’s normal payroll procedures.

                                (c)           Termination In Connection With Change of Control:  If, within two months prior to or one year following any Change of Control (as defined below), you are terminated by the Company without cause or you resign from your employment with the Company for Good Reason (as defined below), and you sign the general release of claims described in subsection (b), you will receive:  (i) the severance payments described in subsection (b); (ii) your full target bonus for the year in which your employment terminates, which bonus will be paid to you at the same time that other Company executives are paid their annual bonuses for that year; and (iii) the Company will accelerate the vesting of any unvested shares of stock subject to the New Option that would have become vested during the two year period following the date on which your employment terminates.

                6.             Change of Control/Good Reason.

                                (a)           For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to have occurred if:

                                                (i)            any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

                                                (ii)           the Company (A) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (B) sells or disposes of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated), or (C) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.

                                (b)           For purposes of this Agreement, “Good Reason” means any of the following conditions, which condition(s) remain(s) in effect 10 days after written notice to the Board from you of such condition(s):

August 21, 2002

                                                (i)            a decrease in your base salary and/or a material decrease in any of your then-existing employee fringe benefits, which decrease is not generally applicable to a majority of the other executives of the Company;

                                                (ii)           a material, adverse change in your title or duties, as measured against your title or duties immediately prior to such change; or

                                                (iii)          the relocation of your work place for the Company to a location that is more than 30 miles from your work place immediately prior to such relocation.

                7.             Limitation of Payments and Benefits.  To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to you constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Paragraph 7, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, the aggregate amount of such payments and benefits will be reduced, but only to the extent necessary so that none of such payments and benefits are subject to any excise tax.

                8.             Confidential and Proprietary Information.   As a condition of your continued employment, you will continue to be bound by and comply with the terms and conditions of the Company’s standard form of employee confidentiality and assignment of inventions agreement that you signed on March 17, 2000.

9.             Dispute Resolution.   In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, sexual orientation, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Sacramento County, California.  You and the Company hereby knowingly and willingly waive your respective rights to have any such disputes or claims tried to a judge or jury.  Provided, however, that this arbitration provision shall not apply to any claims for injunctive relief by you or the Company.

                10.           Assignment.   In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.

                11.           Entire Agreement.   This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.

                12.           Modification.   This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Board.

August 21, 2002

Mark, we look forward to continuing to work with you at InsWeb Corporation.  Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

InsWeb Corporation

By:	/s/ HUSSEIN ENAN
Hussein Enan
Chairman of the Board

                I agree to and accept continued employment with InsWeb Corporation on the terms and conditions set forth in this Agreement.

Date: August 21, 2002	/s/ MARK GUTHRIE
Mark Guthrie